Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (“Support Agreement”) is entered into as of February 9, 2023, by and between, on the one side, Equifax Inc., a Georgia corporation, with headquarters located at 1550 Peachtree Street, Atlanta, Georgia, U.S.A., herein duly represented in accordance with its organizational documents (“EFX”); and Equifax do Brasil S.A., a Brazilian limited liability company, with headquarters located at Avenida Paulista, 1,636, 3rd floor, suite 309, room 1, São Paulo – SP, 01.310-200, enrolled with the Brazilian Corporate Taxpayer’s Register of Ministry of Economy (“CNPJ/ME”) under n. 02.577.445/0001-64, herein duly represented in accordance with its articles of association (“EFX Brasil”); and on the other side, Associação Comercial de São Paulo, a Brazilian private association, with headquarters located at Rua Boa Vista, 51, São Paulo – SP, 01.014-911, enrolled with CNPJ/ME under n. 60.524.550/0001-31, herein represented in accordance with its Bylaws (“ACSP”, together with EFX and EFX Brasil, the “Parties”).

RECITALS

A. ACSP is, on the date hereof, holder of record of 159,905,911 common shares of Boa Vista Serviços S.A., a Brazilian publicly-held company, with headquarters located at Av. Tamboré, n. 267, 11 to 15 floors, Barueri – SP, 06.460-000, enrolled with CNPJ/ME under n. 11.725.176/0001-27 (the “Company”), representing 30.04% of the total issued and outstanding common shares of the Company, on a fully diluted basis (“ACSP Shares”).

B. EFX Brasil is, on the date hereof, holder of record of 52,944,000 common shares of the Company, representing 9.95% of the total issued and outstanding common shares of the Company (“EFX Shares”).

C. EFX, EFX Brasil and the Company are entering into a Merger Agreement (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for a business combination of the Company and EFX Brasil by means of the merger of all of the issued and outstanding shares of the Company into EFX Brazil, pursuant to Articles 224, 225 and 252 under Brazilian Corporations Law (the “Merger of Shares”).

D. ACSP is entering into this Support Agreement in order to induce EFX and EFX Brasil to enter into the Merger Agreement.

The Parties, intending to be legally bound, agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1.	Definitions. For purposes of this Support Agreement:

(a)	“ACSP” shall have the meaning ascribed to it in the preamble.

(b)	“ACSP Shares” shall have the meaning ascribed to it in the recitals.

(c)

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by EFX Brasil and EFX) that could reasonably be expected to lead to an Acquisition Proposal.

(d)	“Acquisition Proposal” means any expression of interest, proposal or offer relating to a possible Acquisition Transaction.

(e)

“Acquisition Transaction” means any transaction directly or indirectly involving any of the following (other than involving EFX Brasil or EFX): (a) the sale, transfer or other disposition (or acquisition) of any Company shares (whether by share issuance, merger, tender offer, exchange offer, business combination or otherwise); (b) any sale of all or a material part of the assets of the Company; or (c) any transaction that would reasonably be expected to have an adverse effect in any material respect on the Merger of Shares.

(f)	“Brazilian Corporations Law” means Brazilian Law n. 6,404/1976, as amended.

(g)	“CNPJ/ME” shall have the meaning ascribed to it in the preamble.

(h)	“Closing” means the closing as contemplated by the Merger Agreement.

(i)	“Company” shall have the meaning ascribed to it in the recitals.

(j)	“EFX” shall have the meaning ascribed to it in the preamble.

(k)	“EFX Brasil” shall have the meaning ascribed to it in the preamble.

(l)	“EFX Fundamental Change” means a fundamental change in the nature of EFX’s business taken as a whole.

(m)	“EFX Shares” shall have the meaning ascribed to it in the recitals.

(n)

“Governmental Body” means (a) any multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) any federal, state, provincial, local, municipal, foreign or other government; (d) any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions, including, for the avoidance of doubt, CVM and B3.

(o)

“Law” means any federal, state or municipal law, constitution, code, order, injunction, judgment, ruling, ordinance, provisional measure, rule, regulation or decree enacted, adopted, promulgated or deemed applicable by a Governmental Body, as amended unless expressly specified otherwise.

(p)

“Legal Restrictions” means any (i) legal limitation and fiduciary duties established in Brazilian Corporations Law (such as the shareholders’ legal duty to vote in the company’s interest, as provided in article 115), rules edited by Comissão de Valores Mobiliários or the Novo Mercado Regulation,; or (ii) restriction imposed by Comissão de Valores Mobiliários, B3 S.A. – Brasil Bolsa e Balcão, or any other applicable Governmental Body or court, in the case of clauses “(i)” and “(ii)” of this sentence that (1) prevents the exercise, by ACSP, of its rights to cause the Subject Securities to be voted as provided in this Agreement and the Merger Agreement; or (2) affects ACSP’s ability to comply with its obligations as provided herein or therein.

(q)	“Merger Agreement” shall have the meaning ascribed to it in the recitals.

(r)	“Merger of Shares” shall have the meaning ascribed to it in the recitals.

(s)	“Person” means an individual or corporation, partnership, limited liability company or other entity.

(t)

“Representative” means, with respect to a Person: (i) a subsidiary or other affiliate of such Person (other than the Company); or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Person or of any of such Person subsidiaries or other affiliates (other than the Company).

(u)	“Subject Securities” shall have the meaning ascribed to it in Section 3.1.

(v)	“Support Agreement” shall have the meaning ascribed to it in the preamble.

(w)	“Term” shall have the meaning ascribed to it in Section 11.1.

(x)	“Third Party” means a Person other than EFX and EFX Brasil.

(y)

“Transfer” means, with respect to a security owned by a Person, any transaction that directly or indirectly results in any of the following: (i) sale, loan, pledge, encumbrance, grant of an option with respect to, transfer or disposition of such security or any interest or rights in such security to a Third Party; or (ii) an agreement or commitment contemplating the possible sale of, pledge of, encumbrance on, grant of an option with respect to, transfer of or disposition of such security or any interest or rights therein to any Third Party; provided, however, that following the Term, Transfer shall not include any ordinary course sale of such security on any stock exchange.

(z)

“Triggering Event” means the date on which EFX defaults under any public or private indebtedness for borrowed money and any cure period applicable to such default expires such that the entire amount of such indebtedness (or any other debt of the same nature) becomes immediately due and payable by EFX.

1.2	Rules of Construction.

(a)

For purposes of this Support Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)

The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Support Agreement.

(c)

As used in this Support Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)

Unless otherwise indicated or the context otherwise requires: (i) all references in this Support Agreement to “Sections” are intended to refer to Sections of this Support Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

SECTION 2. PURPOSE; GENERAL

2.1. Purpose. The purpose of this Support Agreement is to formalize the irrevocable and unconditional undertaking of ACSP to exercise the voting rights to which the Subject Securities are entitled under the terms set forth herein, as well as the irrevocable and unconditional undertaking of ACSP to be bound by the exclusivity obligation, restrictions on the Transfer of the Subject Securities and other covenants provided herein.

2.2. General.

(a) This Support Agreement and the provisions set forth herein are binding and mandatory, where applicable, on the Parties and their respective permitted assigns and successors, as well as on the Representatives of any of the foregoing. Any and all rights of the Parties inherent to the Subject Securities, or arising from their ownership, may not be exercised unless in accordance with this Support Agreement, under penalty of nullity, without prejudice to other legal effects and specific penalties provided for in this Support Agreement.

(b) An executed copy of this Support Agreement will be filed at the Company’s headquarters on the date hereof for the purposes of Article 118 of Brazilian Corporations Law. ACSP acknowledges that the Company will, and instructs the Company to: (i) compute the votes of ACSP and/or ACSP designees as agreed herein, disregarding votes that are in breach of any of the provisions under this Support Agreement; and (ii) not register any Transfer of the Subject Securities that are in breach of any of the provisions under this Support Agreement.

SECTION 3. SUBJECT SECURITIES

3.1 Subject Securities. This Support Agreement binds: (i) all ACSP Shares; (ii) all additional shares of the Company of which ACSP acquires ownership during the Term; and (iii) all securities into which any of the shares of the Company described in items “(i)” or “(ii)” above are exchanged or converted, including by subscription, acquisition, exchange, reverse split, distribution of bonuses, distribution of dividends with payment in shares or in natura, capitalization of profits or other reserves or otherwise (the “Subject Securities”).

SECTION 4. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

4.1 Restriction on Transfer of Subject Securities. During the Term, ACSP shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities, or any rights related thereto, to be effected. Without limiting the generality of the foregoing, during the Term, ACSP shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer, provided however, that a Transfer of Subject Securities in accordance with clause “(i)” or “(ii)” of this sentence shall not be deemed to be a violation of this Agreement if: (i) such Transfer of Subject Securities is imposed on ACSP as a result of an Acquisition Transaction approved by the shareholders of the Company without the consent of ACSP and provided that ACSP did not take any action to facilitate or otherwise support such Acquisition Transaction and, in connection with such Acquisition Transaction, ACSP did not otherwise violate this Agreement; or (ii) such Transfer of Subject Securities occurs following the consummation of a tender offer made in accordance with paragraph 2 of article 13 or article 37 of CVM Resolution no. 85, of March 31, 2022 pursuant to which a third party acquires from shareholders other than ACSP at least a majority of the outstanding voting securities of the Company provided that: (a) ACSP does not tender into the portion of the tender offer that results in such third party acquiring at least a majority of the outstanding voting securities of the Company; and (b) ACSP did not take any action to facilitate or otherwise support such tender offer and, in connection with such tender offer, ACSP did not otherwise violate this Agreement.

4.2 Restriction on Transfer of Voting Rights. During the Term, ACSP shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

SECTION 5. VOTING OF SHARES; OTHER ACTIONS

5.1 Voting For Provision. ACSP hereby agrees that, during the Term, so long as no EFX Fundamental Change or Triggering Event has occurred and is continuing, and provided no Acquisition Transaction is concurrently submitted for approval in any such meetings, at any meeting of the stockholders of the Company called for the purposes of approving the Merger (and no other Acquisition Transaction), however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by EFX and EFX Brasil, or advised or restricted by Comissão de Valores Mobiliários, B3 S,A,—Brasil Bolsa e Balcão, or any applicable Governmental Body or court, ACSP shall cause the Subject Securities to be voted in favor of: (a) the Merger of Shares, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof; (b) each of the other actions contemplated by the Merger Agreement; and (c) any action in furtherance of any of the foregoing.

5.2 Voting on Other Provision. ACSP hereby agrees that, during the Term, so long as no EFX Fundamental Change or Triggering Event has occurred and is continuing, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, for the purposes of voting on an Acquisition Transaction independently from, or concurrently with, the Merger, unless otherwise directed in writing by EFX and EFX Brasil, ACSP shall cause the Subject Securities to be voted against such Acquisition Transaction and, if submitted concurrently with the Merger, in favor of the Merger, unless, in the reasonable opinion of ACSP, such voting is restricted by Legal Restriction, in which case ACSP shall refrain from voting on such matters.

5.3. Other Actions. During the Term, so long as no EFX Fundamental Change or Triggering Event has occurred and is continuing, and unless otherwise prevented or restricted by a Legal Restriction, ACSP shall: (a) further perform any and all other necessary actions, and cooperate with the performance of all necessary actions by EFX, EFX Brasil and the Company, to give effect to the Merger of Shares and the Merger Agreement and to approve and consummate the Merger of Shares, including attending any shareholders meetings of the Company deliberating on the approval of the Merger of Shares or on the approval of other resolutions that may otherwise be necessary for the consummation of the Merger of Shares; and (b) take all other actions reasonably requested by EFX or EFX Brasil in furtherance of the transactions contemplated by this Support Agreement and the Merger Agreement.

5.4 Operation of the Company. During the Term, unless otherwise directed by EFX, ACSP shall not (and shall cause its director nominees on the board of directors of the Company or any subsidiary of the Company listed on Schedule 5.4 hereto (and any director nominee hereafter designated as a replacement director nominee by ACSP) to not) vote in favor or otherwise approve or facilitate, directly or indirectly, any actions or transactions of or by the Company or any subsidiary of the Company that are in excess of the actions and transactions already specifically approved (without further action on the part of the shareholders or board of directors of the Company or any subsidiary of the Company) under its applicable current bylaws or the business plan attached as Schedule 6.8.1(iv) to the Merger Agreement.

During the Term, ACSP shall use its reasonable best efforts to cause any vacancy on the board of directors of the Company to be filled with a person designated or nominated by ACSP and if any such person is elected to the board of directors of the Company, such person shall constitute an ACSP nominee.

5.5 Legal Restriction. Should ACSP be restricted from (i) causing the Subject Securities to be voted as provided in this Agreement and the Merger Agreement; or (ii) complying with its obligations as provided herein or therein, in each case of clause “(i)” and “(ii)” of this sentence as a result of a Legal Restriction, any such failure to exercise rights or to comply with obligations shall not constitute a breach of this Agreement or the Merger Agreement; provided, however, that ACSP shall, unless prohibited by applicable Law: (a) promptly provide EFX and EFX Brasil with notice regarding such Legal Restriction (including in advance of the imposition of such Legal Restriction, if practicable); (b) as directed by EFX and EFX Brasil, to the extent permitted by applicable Law, comply as closely as possible with its obligations hereunder; and (c) in the event of a restriction imposed by CVM, B3, or any other applicable Governmental Body or court, and to the extent permitted by applicable Law and requested by EFX or EFX Brasil, use commercially reasonable efforts, at the expense of EFX, to challenge or dispute any such Legal Restrictions.

SECTION 6. EXCLUSIVITY

6.1 During the Term, ACSP shall not do, and shall ensure that none of its Representatives do, any of the following, directly or indirectly: (i) solicit, initiate or encourage, or take any other action designed to facilitate, any inquiries or the initiation or submission of, any Acquisition Proposal from any Third Party; (ii) enter into any discussions or negotiations (or enter into any agreement) with any Third Party, or furnish to any Third Party any nonpublic information relating to or in connection with a possible Acquisition Transaction; or (iii) accept any proposal or offer from any Third Party, or enter into any letter of intent or similar document or an agreement relating to a possible Acquisition Transaction.

6.2. If ACSP or any of its Representatives receives an Acquisition Proposal, an Acquisition Inquiry or any request for non-public information in connection with an Acquisition Proposal or an Acquisition Inquiry at any time during the Term, then ACSP shall promptly (and in no event later than forty-eight (48) hours after receipt of such Acquisition Proposal, Acquisition Inquiry or request): (i) advise EFX Brasil and EFX in writing of such Acquisition Proposal, Acquisition Inquiry or request (including the identity of the Person making or submitting such Acquisition Proposal, Acquisition Inquiry or request and the material terms or conditions thereof); and (ii) provide EFX Brasil and EFX with copies of all documents and communications received by ACSP or any of its Representatives setting forth the material terms or conditions of such Acquisition Proposal, Acquisition Inquiry or request and any other material documentation and material correspondence relating to such Acquisition Proposal, Acquisition Inquiry or request. ACSP shall keep EFX Brasil and EFX reasonably informed on a reasonably current basis of any material developments with respect to any such Acquisition Proposal, Acquisition Inquiry or request and any modification or proposed modification thereto, and shall promptly (and in no event later than forty-eight (48) hours after transmittal or receipt of any correspondence or communication) provide EFX Brasil and EFX with a copy of any material correspondence or communication exchanged with the Person that made or submitted such Acquisition Proposal, Acquisition Inquiry or request or any Representative of such Person, in each case setting forth the material terms or conditions of such Acquisition Proposal, Acquisition Inquiry or request or any modification or proposed modification thereto or relating to any other material documentation with respect to such Acquisition Proposal, Acquisition Inquiry or request. Any documentation or information made available to EFX pursuant to the provisions of this Section 6.2 may be simultaneously disclosed by ACSP to the Company.

6.3. For the avoidance of doubt, an unsolicited Acquisition Proposal, Acquisition Inquiry or any request for non-public information in connection with an Acquisition Proposal or an Acquisition Inquiry presented to ACSP, its management or any of its associates during the Term by any third-party shall not per se be deemed a violation of this Section 6, to the extent such Acquisition Proposal, Acquisition Inquiry or any request for non-public information in connection with an Acquisition Proposal is not a result of any of the actions prohibited under Section 6.1.

SECTION 7. WAIVER

7.1. Waiver of Withdrawal Rights. ACSP hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of withdrawal and any similar rights relating to the Merger of Shares or any related transaction that ACSP may have by virtue of, or with respect to, any shares of the Company owned by ACSP.

SECTION 8. REPRESENTATIONS AND WARRANTIES OF ACSP

ACSP hereby represents and warrants to EFX and EFX Brasil as follows:

8.1 Authorization, etc. ACSP has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Support Agreement and to perform ACSP’s obligations hereunder. This Support Agreement has been duly executed and delivered by ACSP and constitutes the legal, valid and binding obligation of ACSP, enforceable against ACSP in accordance with its terms. ACSP is a private association incorporated and validly existing under the Laws of Brazil.

8.2	No Conflicts or Consents.

(a)

The execution and delivery of this Support Agreement by ACSP do not, and the performance of this Support Agreement by ACSP will not: (i) conflict with or violate any Law applicable to ACSP or by which ACSP or any of ACSP properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which ACSP is a party or by which ACSP or any of ACSP affiliates or properties is or may be bound or affected.

(b)	The execution and delivery of this Support Agreement by ACSP do not, and the performance of this Support Agreement by ACSP will not, require any consent or approval of any Person.

8.3 Title to Securities. As of the date of this Support Agreement, ACSP holds of record (free and clear of any encumbrances or restrictions) all of the ACSP Shares, and ACSP does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the ACSP Shares.

SECTION 9. REPRESENTATIONS AND WARRANTIES OF EFX AND EFX BRASIL

EFX and EFX Brasil hereby represents and warrants to ACSP as follows:

9.1 Authorization, etc. Each of EFX and EFX Brasil has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Support Agreement and to perform EFX’s and EFX Brasil’s obligations hereunder. This Support Agreement has been duly executed and delivered by EFX and EFX Brasil and constitutes the legal, valid and binding obligation of EFX and EFX Brasil, enforceable against EFX and EFX Brasil in accordance with its terms. EFX Brasil is a closely-held corporation, organized, validly existing and in good standing under the Laws of the Federative Republic of Brazil. EFX is a publicly-held corporation, organized, validly existing and in good standing under the Laws of Georgia, United States of America.

9.2 No Conflicts or Consents.

(a)

The execution and delivery of this Support Agreement by EFX and EFX Brasil do not, and the performance of this Support Agreement by EFX and EFX Brasil will not: (i) conflict with or violate any Law applicable to EFX and EFX Brasil or by which EFX and EFX Brasil or any of EFX and EFX Brasil properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under any contract to which EFX or EFX Brasil is a party or by which EFX or EFX Brasil is or may be bound or affected.

(b)

The execution and delivery of this Support Agreement by EFX and EFX Brasil do not, and the performance of this Support Agreement by EFX and EFX Brasil will not, require any consent or approval of any Person.

9.3 Title to Securities. As of the date of this Support Agreement, EFX and EFX Brasil holds of record (free and clear of any encumbrances or restrictions) all of the EFX Shares, and EFX and EFX Brasil do not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the EFX Shares.

SECTION 10. BYLAWS

10.1 Bylaws. ACSP, EFX and/or EFX Brasil acknowledge that, as of the Closing, the bylaws of EFX Brasil shall reflect the terms described on Schedule 10.1 hereto, as well as other customary terms.

SECTION 11. MISCELLANEOUS

11.1 Term. This Support Agreement shall become effective on the date hereof and will remain in effect until the earlier of: (a) the consummation of the Merger of Shares; (b) the date on which the Merger Agreement is validly terminated in accordance with its terms; (c) the date on which a Fundamental Change or Triggering Event occurs; or (d) the occurrence of a Transfer of Subject Securities pursuant to Section 4.1(i) or 4.1(ii) (“Term”).

11.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Support Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or email set forth beneath the name of such party below (or at such other address or email as such party shall have specified in a written notice given to the other Parties):

if to ACSP:

Rua Boa Vista, 51

Sao Paulo, Brasil

Attn:Alfredo Cotait Neto

Email: presidencia@acsp.com.br

with a copy to Helena Leticia Ayala, hayala@acsp.com.br

if to EFX Brasil:

1550 Peachtree Street NE

Atlanta, GA 30309

Attn: J. Kelley, General Counsel

Email: j.kelley@equifax.com

with a copy to EFX per the below

if to EFX:

1550 Peachtree Street NE

Atlanta, GA 30309

Attn: J. Kelley, General Counsel

Email: j.kelley@equifax.com

with a copy to Sunil Bindal, sunil.bindal@equifax.com

11.3 Severability. Any term or provision of this Support Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Support Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.4 Entire Agreement. This Support Agreement and any other documents referred to herein or delivered by the Parties in connection herewith constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the Parties with respect thereto. No addition to or modification of any provision of this Support Agreement shall be binding upon either party unless made in writing and signed by all Parties. No agreement, understanding or arrangement of any nature regarding the subject matter of this Support Agreement shall be deemed to exist among the Parties unless and until this Support Agreement has been duly and validly executed on behalf of all the Parties.

11.5 Assignment; Binding Effect. Except as provided herein, neither this Support Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Parties, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Support Agreement shall be binding upon the Parties, their successors and assigns, and the Representatives of any of the foregoing, and shall inure to the benefit of each of the Parties and their successors and assigns. Nothing in this Support Agreement is intended to confer on any Person (other than EFX and EFX Brasil and their successors and assigns) any rights or remedies of any nature.

11.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Support Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties agree that, in the event of any breach or threatened breach of any covenant or obligation contained in this Support Agreement, the non-defaulting Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.7 and the Parties irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.7 Governing Law; Jurisdiction.

11.7.1 Governing Law. This Support Agreement shall be governed by and construed in accordance with the Laws of the Federative Republic of Brazil (without regards to the principles of conflicts of law of Brazil).

11.7.2 Jurisdiction. Any and all disputes, controversies, or claims arising out of or in connection with this Support Agreement, its Exhibits or Schedules, including any question regarding existence, validity, enforceability, formation, interpretation, performance and/or termination (“Dispute”), shall be resolved by arbitration, administered by the CAM-B3 – Câmara de Arbitragem do Mercado (“Arbitration Chamber”), in accordance with the rules of the Arbitration Chamber (“Rules”), the Brazilian Arbitration Law (Law 9,307/1996) and the provisions below:

(a)

The arbitral tribunal shall be composed of three arbitrators (“Arbitral Tribunal”), one to be appointed by claimants, one to be appointed by respondents, and one to be jointly appointed by the two arbitrators appointed by the parties to the arbitration. If the parties to the arbitration fail to appoint an arbitrator, or if the two arbitrators appointed by the parties to the arbitration fail to agree on the appointment of the third arbitrator within the time limits established by the Arbitration Chamber, the missing appointments shall be made by the President of the Arbitration Chamber, as per the Rules.

(b)

The seat or arbitration shall be the city of São Paulo, State of São Paulo, Brazil, where the award shall be rendered. The arbitration shall be conducted in Portuguese, provided that any documents may be produced in English and witnesses can testify in both languages. If necessary, the acts of the arbitration can occur at a place different from the seat of the arbitration, at the sole discretion of the Arbitral Tribunal.

(c)

The arbitration proceedings shall be confidential. The parties undertake not to disclose and not to allow disclosure of any information that comes to their knowledge by virtue of their participation in the arbitration proceedings, as well as of documents submitted during the course of the proceedings which are not in the public domain, including any evidence, decisions and other materials produced throughout the course of the arbitration, unless and to the extent that (a) the duty to disclose such information arises by Law; (b) disclosure of such information is required by a Governmental Body or ordered by a State Court of Law; or (c) such information becomes public by any other means not related to disclosure by the parties or their affiliates. Any and all controversies regarding this confidentiality clause shall be settled by the Arbitral Tribunal in a final and binding manner. The parties to the arbitration also recognize that the obligation of confidentiality provided herein also serves the purpose of article 189, IV, of the Brazilian Civil Procedure Code.

(d)

The arbitration shall be processed and decided according to the applicable Laws of the Federative Republic of Brazil, without regards to the principles of conflicts of law of Brazil. The Arbitral Tribunal may not resolve the dispute as amiable compositeur (ex aequo et bono). The Arbitral Tribunal may not resolve the dispute based on equity.

(e)

Before the constitution of the Arbitral Tribunal, the interested party may request provisional and/or urgent measures to the courts, pursuant to Section 11.8.2(f). After its constitution, all provisional and/or urgent measures shall be requested directly to the Arbitral Tribunal, and the Arbitral Tribunal may uphold, modify and/or revoke the order previously requested to the courts.

(f)

The arbitration award will be final and binding for the parties and their successors and the parties waive any right of appeal. Notwithstanding the foregoing, each party reserves the right to resort to the judicial courts in order to: (i) enforce arbitration in accordance with article 7 of Law 9,307/1996; (ii) obtain injunctive relief for the protection or conservation of rights prior to the constitution of an Arbitral Tribunal, provided that any such measures may be reviewed by the Arbitral Tribunal once it is constituted, in accordance with articles 22-A and 22-B of Law 9.307/1996; (iii) file suit to anticipate the production of evidence, as provided under articles 381 through 383 of Law 13,105/2015; (iv) enforce any decision taken by the Arbitral Tribunal, including the arbitration award; and (v) seek enforcement of any remedies provided under Law 9,307/1996, including the annulment of the arbitration award, as permitted under article 33 of Law 9,307/1996. The parties elect the District Court of the city of São Paulo, State of São Paulo, with the exception of any other, however privileged it may be, as the judicial court competent to handle the measures set forth under this Section 11.8.2(h). Requesting any judicial measure available under the Brazilian Arbitration Law shall not be construed as a waiver of the rights under this arbitration clause or a waiver of arbitration as the sole dispute resolution mechanism.

(g)

All costs, expenses and fees incurred in the arbitration shall be equally divided between the parties until the final award is rendered by the Arbitral Tribunal. The award will define which party shall bear, or in what proportion each party shall bear, the arbitration costs, including (a) fees and any other amount due, paid or reimbursed to the Arbitration Chamber; (b) fees and any other amount due, paid or reimbursed to the arbitrators; (c) fees and any other amount due, paid or reimbursed to experts, translators, interpreters, stenographers and other assistants eventually appointed by the Arbitration Chamber or the Arbitral Tribunal; (d) attorneys’ contractual fees incurred by the parties as a result of their representation in the arbitration; (e) fees incurred by the parties with technical assistants, experts and other expenses necessary for their representation; and (f) fines and/or compensation for any bad faith litigation. The Arbitral Tribunal shall not have jurisdiction to impose additional attorney’s fees to the party fully or partially defeated in its claims (honorários de sucumbência).

(h)	For the avoidance of any doubt, the parties are bound to this Section 11.8.2 and accept arbitration as the sole dispute resolution mechanism.

11.8 Counterparts. This Support Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

11.9 Captions. The captions contained in this Support Agreement are for convenience of reference only, shall not be deemed to be a part of this Support Agreement and shall not be referred to in connection with the construction or interpretation of this Support Agreement.

11.10 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Support Agreement or the enforcement of any provision of this Support Agreement is brought against a Party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled, as determined by a final decision in any such legal action or legal proceeding).

11.11 Waiver. No failure or the part of EFX, EFX Brasil or ACSP to exercise any power, right, privilege or remedy under this Support Agreement, and no delay on the part of EFX, EFX Brasil or ACSP in exercising any power, right, privilege or remedy under this Support Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. EFX, EFX Brasil and ACSP shall not be deemed to have waived any claim available to them arising out of this Support Agreement, or any power, right, privilege or remedy of EFX, EFX Brasil and ACSP under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of EFX, EFX Brasil and ACSP; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Remainder of page intentionally left blank]

Signature page of the Voting and Support Agreement dated February 9, 2023, by and among Equifax Brasil S.A.; Equifax Inc and Associação Comercial do Estado de São Paulo.

In witness whereof, the Parties execute this Agreement in 4 (four) counterparts of equal content and form, before the 2 (two) witnesses below.

São Paulo, February 9, 2023.

EQUIFAX DO BRASIL S.A.

/s/ Sunil Bindal	/s/ Stephen Chang
By: Sunil Bindal	By: Stephen Chang
Title: Authorized Signatory	Title: Authorized Signatory

EQUIFAX INC.

/s/ Sunil Bindal	/s/ Stephen Chang
By: Sunil Bindal	By: Stephen Chang
Title: Executive Vice President, Chief Corporate Development	Title: Vice President Corporate Development

ASSOCIAÇÃO COMERCIAL DE SÃO PAULO

/s/ Alfredo Cotaid Neto
By: Alfredo Cotaid Neto	By:
Title: Presidente (Chairman)	Title:

Witnesses:

/s/ Jakeline Afonso Chagas	/s/ Mariana S.M. Jost
Name: Jakeline Afonso Chagas	Name: Mariana S.M. Jost
CPF/ME:	CPF/ME:
ID:	ID:

:

SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT

Schedule 10.1

Bylaws

RIGHTS AND OBLIGATIONS OF SHAREHOLDERS OF EFX BRASIL

EFX Brasil – Pre-Acquisition Rights/Obligations

The bylaws (or another appropriate document of EFX Brasil) will contain provisions giving EFX all rights and obligations with respect to the assets (other than the cash equal to the Excess Cash Amount) and liabilities of EFX Brasil that existed prior to the Closing (including an obligation of EFX to indemnify the minority shareholders of EFX Brasil for losses incurred by EFX Brasil as a result of contingent liabilities of EFX Brasil or its Affiliates that existed prior to the Closing and any other contingent liability of EFX Brasil that may arise in connection with any internal reorganization of EFX Brasil in connection with the Transaction, it being understood that, for the avoidance of doubt, excluding liabilities of the Company that existing prior to the Closing).

Board of Directors

EFX Brasil will have a Board of Directors comprised of five individuals, one of whom shall be appointed by a majority vote of the minority shareholders for so long as at least one minority shareholder maintains a Minimum Ownership (as defined below). Board meetings will be held in English, unless otherwise agreed by EFX. Board meetings will be held at locations determined by EFX in its sole discretion. EFX will cover all reasonable travel expenses incurred by the directors in connection with attending such board meetings. In any case, remote access will be provided to enable board members to participate remotely in any such meetings.

All board members shall have equal voting rights. All board decisions shall be made by a simple majority unless otherwise required by law, except for matters that require the affirmative vote of the minority shareholders, in which case the affirmative vote of its representative on the Board of Directors shall be required.

Advisory Board

EFX Brasil will establish an Advisory Board to provide strategic input to the Board of Directors. The Advisory Board will be comprised of up to five individuals appointed by a majority vote of the minority shareholders and one or more individuals appointed by EFX. Advisory Board meetings will be held four times per year at locations determined by EFX in its sole discretion; however, it is anticipated that three of these meetings will be held in Sao Paulo and one will be held in Atlanta, Georgia. EFX will cover all reasonable travel expenses incurred by Advisory Board members in connection with attending such meetings. The Advisory Board will be dissolved if at any time no minority shareholder holds a Minimum Ownership.

Officers

The Board of Directors will consult with minority shareholders who hold a Minimum Ownership before appointing any officer of EFX Brasil, and will consider in good faith (but in no way be bound by) any reasonable views that may be presented by such minority shareholders.

Dividend Policy

Minimum of 25% of the distributable annual adjusted net profits, payable pro rata to its shareholders in accordance with their respective participation in the capital stock of EFX Brasil at the time dividends are declared; provided, however, that: (i) the Board of Directors of EFX Brasil may, to the extent required to finance investments or other expenditure provided in the business plan of EFX Brasil (as amended) or as otherwise decided by the Board, determine in respect of any particular period, that less than the minimum (including no) dividends will be paid; (ii) to the extent required by law, any such determination would be subject to the approval of the shareholders of EFX Brasil; and (iii) in the event shareholder approval is sought for any determination in respect of dividends, all shareholders must vote all of their shares in the same manner as the majority shareholder of EFX Brasil votes on such matter.

Related Party Transactions

All related party transactions of EFX Brasil or BVS will be on an arms’ length basis as provided in article 245 of the Brazilian Corporation Law.

Shareholder Voting Rights

All shareholder votes shall be decided by a simple majority.

For so long as any minority shareholder of EFX Brasil maintains a Minimum Ownership, the following matters shall require the affirmative vote of a majority of shares held by minority shareholders in addition to approval by a simple majority:

(i)	material changes to corporate purposes of EFX Brasil or the Company;

(ii)	repurchase or redemption of shares issued by EFX Brasil and held by EFX or an Affiliate thereof;

(iii)	change of the dividend policy of EFX Brasil;

(iv)

approval of any equity compensation plan of the Company or EFX Brasil (in each case, to the extent it represents a dilution of more than 3% of the total issued and outstanding capital of the Company or EFX Brasil, as the case may be);

(v)	liquidation, dissolution or filing for restructuring or bankruptcy of EFX Brasil or the Company (other than the liquidation or other succession of the Company or its business into EFX Brasil);

(vi)	approval of the valuation of in kind contributions to the capital stock of EFX Brasil or the Company by EFX or an Affiliate thereof; and

(vii)	amendments to the bylaws of EFX Brasil that result in a material, negative and disproportionate impact on the rights of the minority shareholders.

Share Transfer Restrictions

Shares held by the minority shareholders shall be subject to a lockup (non-transferable without the prior written consent of EFX, except pursuant to the put and call rights described below) until the later of 12 years from the Closing or until no shareholder (other than EFX or an Affiliate of EFX) continues to hold the Minimum Ownership. During the lockup, minority shareholders shall also not pledge or encumber the shares in any way or transfer or grant any rights associated with the shares to any third party. Notwithstanding the foregoing, such restriction shall not apply to purchase and sale of shares of EFX Brasil among minority shareholders.

Drag-Along and Tag-Along Rights

In the event of a sale of a majority of the shares of EFX Brasil to a bona fide unaffiliated third party, EFX Brasil Parent (as defined below) shall have drag-along rights allowing EFX Brasil Parent to force all minority shareholders to sell their shares on a pro rata basis, up to all of such shares held by minority shareholders (and each of the minority shareholders shall have the right to force EFX Brasil Parent to drag all of the shares held by minority shareholders), at the same price and on the same terms and conditions as agreed by EFX Brasil Parent; provided, however, that: (a) the minority shareholders shall not be required to provide representations other than fundamental representations with respect to itself, nor assume any indemnification obligations with respect to EFX Brasil, the Company or their businesses nor be subject to any hold-backs, escrow or other similar arrangements to secure such indemnification obligations; and (b) if the consideration offered by the buyer is anything other than cash or cash equivalents, at the request of the relevant minority shareholder, EFX Brasil Parent shall ensure that the minority shareholder receives cash or cash equivalents equal in value to the consideration offered by the buyer. If, within 60 days following the closing of the drag-along sale, the minority shareholders (by majority vote) conclude that the price received in such drag-along sale was less than fair market value and provides written notice of the same to EFX Brasil Parent, such minority shareholders will be entitled to challenge such price received and, if it is determined that such price was less than Fair Market Value, will be entitled to receive from EFX Brasil Parent the difference between the amount paid in the transaction and such Fair Market Value.

The minority shareholders shall have tag-along rights allowing them to participate on a pro rata basis (or, at the discretion of the minority shareholders, in respect of all shares held by them) in any sale of a majority of the shares of EFX Brasil by EFX Brasil Parent to a third party.

In any event, unless all of the shares of EFX Brasil are sold, the sale by EFX Brasil Parent of shares of EFX Brasil to any third party, including pursuant to a corporate restructuring, shall not affect the rights of the minority shareholders provided in the bylaws.

Preemptive Rights

All shareholders will be granted pre-emptive rights allowing them the right to buy a pro rata portion (based on their ownership interest) of any future stock issuances of EFX Brasil, subject to customary exceptions.

Put and Call Rights

1. Put Option. Each shareholder of the Company receiving EFX Brasil Common Shares pursuant to Section 2.4(iii) (a “Specified Shareholder”) shall have the right to sell its EFX Brasil Common Shares, free and clear of any Liens, to an Affiliate of EFX that is an owner of shares of EFX Brasil (the “EFX Brasil Parent”), during the Put Option Exercise Periods (“Put Option”), for a price per EFX Brasil Common Share equal to the Fair Market Value of a EFX Brasil Common Share (“Put Option Price”) (it being understood that EFX shall guarantee the payment obligation of EFX Brasil Parent hereunder).

1.1

At any time: (i) commencing at 00:01 a.m. (São Paulo Time) on the fifth (5th) anniversary of the Closing Date and ending at 11:59 p.m. (São Paulo Time) on the thirtieth (30th) day thereafter (“First Put Option Exercise Period”); (ii) commencing at 00:01 a.m. (São Paulo Time) on the seventh (7th) anniversary of the Closing Date and ending at 11:59 p.m.

(São Paulo Time) on the thirtieth (30th) day thereafter (“Second Put Option Exercise Period”); (iii) commencing at 00:01 a.m. (São Paulo Time) on the tenth (10th) anniversary of the Closing Date and ending at 11:59 p.m. (São Paulo Time) on the thirtieth (30th) day thereafter (“Third Put Option Exercise Period”); (iv) commencing at 00:01 a.m. (São Paulo Time) on the date on which EFX notifies the Specified Shareholders that it defaulted under any public or private indebtedness for borrowed money such that the entire amount of such indebtedness (or any other debt of the same nature) becomes immediately due and payable by EFX (“Triggering Event”), and ending at 11:59 p.m. (São Paulo Time) on the thirtieth day thereafter (the “Triggering Event Put Option Exercise Period”); and (v) commencing at 00:01 a.m. (São Paulo Time) on each anniversary of the Closing Date following the twelfth (12th) anniversary of the Closing Date (i.e., beginning on the thirteenth (13th) anniversary of the Closing Date) and ending at 11:59 p.m. (São Paulo Time) on the thirtieth day thereafter (each, an “Additional Put Option Exercise Period”, and together with the First Put Option Exercise Period, the Second Put Option Exercise Period, the Third Put Option Exercise Period and the Triggering Event Put Option Exercise Period, the “Put Option Exercise Periods”), a Specified Shareholder may (but shall not be obliged to) exercise the Put Option, subject to Sections 1.1.1 and 1.1.2 below, by delivering a written notice to EFX Brasil Parent (“Put Option Exercise Notice”) notifying EFX Brasil Parent that such Specified Shareholder (a “Put Participating Shareholder”) has determined to exercise the Put Option. The Put Option Exercise Notice shall indicate the identity of the Put Participating Shareholder, the number of EFX Brasil Common Shares to be sold, and the payment instructions of a bank account held by it in Brazil in which the Put Option Price shall be deposited.

1.1.1

A Put Participating Shareholder shall only be able to exercise the Put Option if it elects to sell at least thirty three percent (33%) of the EFX Brasil Common Shares it acquired as a result of the Merger of Shares (or, if such Put Participating Shareholder owns less than 33% of such shares at the time of exercise of the Put Option, all of such shares).

1.1.2

A Put Participating Shareholder will only be able to exercise a Put Option if the total number of shares sold by all Put Participating Shareholders during the applicable Put Option Exercise Period is at least thirty-three point three percent (33.3%) of the EFX Brasil Share Cap.

1.1.3

A Put Participating Shareholder will only be able to exercise the Put Option during an Additional Put Option Exercise Period while at least one then-current shareholder of EFX Brasil (other than EFX or an Affiliate of EFX) holds at least five percent (5%) of the then-outstanding EFX Brasil Common Shares (“Minimum Ownership”). For the avoidance of doubt, the right of a Put Participating Shareholder to exercise the Put Option during an Additional Put Option Exercise Period will terminate immediately once no then-current shareholder of EFX Brasil (other than EFX or an Affiliate of EFX) holds at least the Minimum Ownership.

1.2

On or prior to the tenth (10th) Business Day following the expiration of the First Put Option Exercise Period, the Second Put Option Exercise Period, the Third Put Option Exercise Period, the Triggering Event Put Option Exercise Period, or an Additional Put Option Exercise Period, as applicable, EFX Brasil Parent shall verify whether: (i) there are Put Participating Shareholders; and (ii) the conditions provided in Sections 1.1.1, 1.1.2 and, if applicable, 1.1.3, have been fulfilled with respect to such Put Participating Shareholders (“Conditions Precedent to the Put”).

1.3

If the Conditions Precedent to the Put are not confirmed by EFX Brasil Parent in relation to all or some of the Put Participating Shareholders, the applicable Put Option shall terminate with respect to such Put Participating Shareholders.

1.4

If the Conditions Precedent to the Put are confirmed by EFX Brasil Parent, then, on or prior to the sixtieth (60th) day following such confirmation, EFX Brasil Parent shall provide the relevant Put Participating Shareholders with its proposed valuation of the Fair Market Value or, alternatively, engage an Expert and instruct it to prepare a valuation report determining the Fair Market Value, and to present such report to EFX Brasil Parent, EFX Brasil and the Put Participating Shareholders, which shall be so presented on or prior to such 60th day. The determination of the Fair Market Value under this Section 1.4 for any particular Put Option Exercise Period shall be referred to as the “First Valuation” for such Put Option Exercise Period.

1.5

Within thirty (30) days following receipt of the First Valuation, each relevant Put Participating Shareholder shall deliver a written notice to EFX Brasil Parent: (i) withdrawing the exercise of the Put Option; (ii) accepting the First Valuation; or (iii) objecting to the First Valuation. Failure to deliver such notice shall be deemed an acceptance of the Fair Market Value as set forth in the First Valuation.

1.6

The Fair Market Value for those Put Participating Shareholders which have accepted the First Valuation shall be as set forth in the First Valuation, regardless of any Second Valuation or Third Valuation pursuant to Sections 1.7, 1.8 and 1.9 below.

1.7

The Put Participating Shareholders that have validly objected to the Fair Market Value as calculated by the First Valuation (“Put Dissenting Shareholders”) will be deemed to have agreed that the Put Dissenting Shareholder holding the largest percentage of EFX Brasil Common Shares among all Put Dissenting Shareholders (the “Put Representative”) shall represent such Put Dissenting Shareholders in all matters and discussions regarding the determination of the Fair Market Value, it being understood that the acts of the Put Representative with respect to the determination of the Fair Market Value shall be binding to all Put Dissenting Shareholders. The Put Representative shall engage an Expert and instruct it to prepare a valuation report determining the Fair Market Value, and to present such report to EFX Brasil Parent and the relevant Put Dissenting Shareholders within sixty (60) days as from the date the First Valuation is delivered by EFX Brasil Parent to the Put Participating Shareholders (“Second Valuation”). The costs and expenses of the Expert contemplated by this Section 1.7 shall be entirely borne by the Put Dissenting Shareholders. Failure to deliver the Second Valuation as provided in this Section 1.7 shall be deemed an acceptance of the Fair Market Value as set forth in the First Valuation.

1.8

If the difference between the Fair Market Value determined by the First Valuation and the Fair Market Value determined by the Second Valuation is equal to or less than ten percent (10%), the Fair Market Value shall be the arithmetic mean of the Fair Market Value determined in the First Valuation and the Fair Market Value determined in the Second Valuation.

1.9

If the difference between the Fair Market Value determined by the First Valuation and the Fair Market Value determined by the Second Valuation is greater than ten percent (10%), then another Expert shall be engaged by EFX Brasil Parent, EFX Brasil and the Put Representative collectively, and instructed to prepare a valuation report determining the Fair Market Value, and to present such report to EFX Brasil Parent, EFX Brasil and the

Put Representative within sixty (60) days as from the date they received the Second Valuation (“Third Valuation”), and thereafter: (i) the Fair Market Value shall be the arithmetic mean between the two Fair Market Values that deviates the least from each other, as determined by the First Valuation, Second Valuation and Third Valuation; and (ii) the costs and expenses of the Expert that prepared the Third Valuation shall be borne by the party (i.e., EFX Brasil Parent or the Put Dissenting Shareholders together) which valuation was disregarded for the purposes of calculating Fair Market Value.

1.10

The Put Participating Shareholders shall take all actions and sign all documents (including the book of transfer of shares) reasonably requested by EFX Brasil Parent to effect the sale contemplated by this Section 1.1. The bylaws of EFX Brasil will contain a power of attorney in favor of EFX Brasil Parent with respect to such actions and execution of documents.

1.11

Subject to compliance with Section 1.10, the transfer of the relevant EFX Brasil Common Shares and payment therefor, in immediately available funds, shall occur at 10:00 a.m. (São Paulo Time) on the tenth (10th) Business Day following determination of the Fair Market Value in accordance with Section 1.5, 1.6, 1.7, 1.8 or 1.9, as applicable, at the offices of EFX Brasil. Upon the consummation of the transfer of the relevant EFX Brasil Common Shares and payment therefor, the Put Option will immediately terminate in connection with such EFX Brasil Common Shares. EFX Brasil hereby, unconditionally and irrevocably, guarantees to the relevant Specified Shareholders the prompt and complete payment and performance by EFX Brasil Parent of all payments due under this Section 1.10.

2. Call Option. Each of the Specified Shareholders hereby grants to EFX Brasil Parent, the right to purchase all (but not less than all) of its EFX Brasil Common Shares acquired pursuant to Section 2.42.4(iii) and held by such Specified Shareholder at the time that the right described in this Section 2 (the “Call Option”) is exercised, free and clear of any Liens, during the Call Option Exercise Periods for a price per EFX Brasil Common Share equal to the Fair Market Value of a EFX Brasil Common Share (“Call Option Price”) (it being understood that EFX shall guarantee the payment obligation of EFX Brasil Parent hereunder).

2.1

At any time (i) commencing at 00.01 a.m. (São Paulo Time) on the first Business Day immediately following the expiration of the Third Put Option Exercise Period and ending at 11:59 p.m. (São Paulo Time) on the day immediately preceding the thirteenth (13th) anniversary of the Closing Date (“First Call Option Exercise Period”); (ii) commencing at 10:00 a.m. (São Paulo Time) on the first Business Day immediately following the expiration of any Additional Put Option Exercise Period and ending at 5:00 p.m. (São Paulo Time) on the thirtieth day thereafter (each, an “Additional Call Option Exercise Period”); and (iii) after the expiration of the Additional Call Option Exercise Period, commencing at 10:00 a.m. (São Paulo Time) on the first Business Day immediately following the date on which no shareholder of EFX Brasil (other than EFX or an Affiliate of EFX) holds at least the Minimum Ownership and ending at 5:00 p.m. (São Paulo Time) on the thirtieth day thereafter (the “Final Call Option Exercise Period,” and together with the Additional Call Option Exercise Periods and the First Call Option Exercise Period, the “Call Option Exercise Periods”), EFX Brasil Parent may (but shall not be obliged to) exercise the Call Option by delivering a written notice to the Specified Shareholders (“Call Option Exercise Notice”) notifying such Specified Shareholders: (i) that EFX Brasil Parent has determined to exercise the Call Option; and (ii) EFX Brasil Parent’s proposed valuation of the Fair Market Value (such proposed valuation being referred to as the “Call Option First Valuation”); provided, however, that if a Put Option has been exercised at any time during which a Call Option could be exercised as described above, the applicable Call Option Exercise Period shall not commence until the acquisition of shares contemplated by such Put Option that has been so exercised has been completed.

2.2

Within thirty (30) days following receipt of the Call Option First Valuation, the Specified Shareholders shall deliver a written notice to EFX Brasil Parent: (i) accepting the Call Option First Valuation; or (ii) objecting to the Call Option First Valuation. Failure to deliver such notice shall be deemed an acceptance of the Fair Market Value as set forth in the Call Option First Valuation.

2.3

The Fair Market Value for those Specified Shareholders that have accepted the Call Option First Valuation shall be as set forth in the Call Option First Valuation, regardless of any Call Option Second Valuation or Call Option Third Valuation pursuant to Sections 2.4, 2.5 and 2.6 below.

2.4

Specified Shareholders that have validly objected to the Fair Market Value as calculated by the Call Option First Valuation (“Call Dissenting Shareholders”) will be deemed to have agreed that the Call Dissenting Shareholder holding the largest percentage of EFX Brasil Common Shares among all Call Dissenting Shareholders (the “Call Representative”) shall represent such Call Dissenting Shareholders in all matters and discussions regarding the determination of the Fair Market Value, it being understood that the acts of the Call Representative with respect to the determination of the Fair Market Value shall be binding to all Call Dissenting Shareholders. The Call Representative shall engage an Expert and instruct it to prepare a report determining the Fair Market Value (the “Call Option Second Valuation”), and to present such report to EFX Brasil Parent and the relevant Call Dissenting Shareholders within sixty (60) days as from the date the Call Option First Valuation is delivered by EFX Brasil Parent to the Specified Shareholders. The costs and expenses of the Expert contemplated by this Section 2.4 shall be entirely borne by the Call Dissenting Shareholders. Failure to deliver the Call Option Second Valuation as provided in this Section 2.4 shall be deemed as acceptance of the Fair Market Value as set forth in the Call Option First Valuation.

2.5

If the difference between the Fair Market Value determined by the Call Option First Valuation and the Fair Market Value determined by the Call Option Second Valuation is equal to or less than ten percent (10%), the Fair Market Value shall be the arithmetic mean of the Fair Market Value determined in the Call Option First Valuation and the Fair Market Value determined in the Call Option Second Valuation.

2.6

If the difference between the Fair Market Value determined by the Call Option First Valuation and the Fair Market Value determined by the Call Option Second Valuation is greater than ten percent (10%), then a third Expert shall be engaged by EFX Brasil Parent and EFX Brasil and the Call Representative, and instructed to prepare a report determining the Fair Market Value (the “Call Option Third Valuation”), and to present such report to EFX Brasil Parent, EFX Brasil and the Call Representative within sixty (60) days as from the date they received the Call Option Second Valuation, and thereafter: (i) the Fair Market Value shall be the arithmetic mean between the two Fair Market Values that deviates the least from each other, as determined by the Call Option First Valuation, Call Option Second Valuation and Call Option Third Valuation; and (ii) the costs and expenses of the Expert that prepared the Call Option Third Valuation shall be borne by the party (i.e., EFX Brasil Parent or the Call Dissenting Shareholders together) which valuation was disregarded for the purposes of calculating Fair Market Value.

2.7

The Specified Shareholders shall take all actions and sign all documents (including the book of transfer of shares) reasonably requested by EFX Brasil Parent to effect the sale contemplated by this Section 2. The bylaws of EFX Brasil will contain a power of attorney in favor of EFX Brasil Parent with respect to such actions and execution of documents.

2.8

Subject to compliance with Section 2.7, the transfer of the relevant EFX Brasil Common Shares and payment therefor, in immediately available funds, shall occur at 10:00 a.m. (São Paulo Time) on the tenth (10th) day following determination of the Fair Market Value in accordance with Section 2.2, 2.3, 2.4, 2.5 or 2.6, as applicable, at the offices of EFX Brasil; provided that any time period specified in this Section 2 shall be extended to the extent necessary for EFX Brasil Parent to comply with all applicable United States federal and state securities laws in connection with any exercise by EFX Brasil Parent of the Call Option.

Equal treatment among Specified Shareholders.

Except as otherwise contemplated by this Schedule 2.4(iii) (e.g., rights change if there cease to be Specified Shareholders with the Minimum Ownership) or, with respect to clause “(a)” of this sentence, with the consent of the Specified Shareholders holding a majority of the EFX Brasil Common Shares held by all Specified Shareholders: (a) the rights and obligations of the Specified Shareholders may not be amended after the Closing; and (b) all Specified Shareholders shall be treated equally in all respects with respect to the rights and obligations set forth in this Schedule 2.4(iii).